EXHIBIT 21

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
SIGNIFICANT SUBSIDIARIES

STATE OF
NAME	ORGANIZATION	OWNERSHIP
Berol Corporation	Delaware	72.65% of stock is owned by Newell Rubbermaid Inc.;
27.35% of stock is owned by Newell Operating Company

Newell Investments, Inc.	Delaware	23.94% of stock is owned by Newell Operating Company; 11.02% of stock is owned by Newell Rubbermaid Inc.;
5.17% of stock is owned by Newell Window Furnishings, Inc.;
5.08% of stock is owned by Intercraft Company;
36.34% of stock is owned by Rubbermaid Incorporated;
16.81% of stock is owned by Sanford L.P.;
1.64% of stock is owned by Newell Finance Company.

Newell Operating Company	Delaware	86.08% of stock is owned by Newell Rubbermaid Inc.;
13.92% of stock is owned by Newell Holdings Delaware, Inc.

Rubbermaid Incorporated	Ohio	100% of stock is owned by Newell Rubbermaid Inc.

Rubbermaid Texas Limited	Texas	Rubbermaid Incorporated is a general partner with a 1% ownership interest;
Rubfinco Inc. (which is 100% owned by Rubbermaid Incorporated) is a limited partner with a 99% ownership interest

Sanford Investment Company	Delaware	87.4% of stock is owned by Berol Corporation; 12.6% of stock is owned by Newell Bloomsbury Co.

Irwin Industrial Tool Company	Delaware	100% of stock is owned by Newell Rubbermaid Inc.

Sanford, L.P.	Illinois	Newell Operating Company is a general partner with a 1.62% ownership interest;
Sanford Investment Company is a limited partner with a 98.38% ownership interest